STAAR Surgical Company
Conference Call
May 3, 2011, 4:30 p.m. Eastern Time

Operator:
Good afternoon, ladies and gentlemen, thank you for standing by.  Welcome to the STAAR Surgical First Quarter 2011 Earnings Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch tone phone.  If you’d like to withdraw your question, please press the star, followed by the two.  If you’re using speaker equipment, please lift the handset before making your selection.   This conference is being recorded today, Tuesday, May 3rd, 2011.

I would now like to turn the conference over to Doug Sherk. Please go ahead.

Doug Sherk:
Thank you, Operator.  Good afternoon, everyone.  Thank you for joining us for the STAAR Surgical conference call to review the company’s financial results and earnings for the first quarter of 2011, which ended on April 1st, 2011.  The news release announcing the first quarter results crossed the wire about a half an hour ago, and is available at STAAR’s website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone.  A replay will become available approximately one hour after the call’s conclusion, and will remain available for seven days.  In addition, today’s call is being broadcast live, and along with an archived replay will be available at the STAAR website.

Before we get started, during the course of this conference call the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenues, sales, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, governmental approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the US and the international markets, the outcome of product research and the development or any clinical study, any statements regarding future economic conditions or performance, statements or beliefs, and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today’s press release, and in the Risk Factor section of our Annual Report on Form 10-Q, filed with the Commission on March 2nd.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

With that out of the way, let me turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:	Thank you, Doug. Good afternoon, everyone, and thank you for joining us for our review of the first quarter 2011 results. Deborah Andrews, our CFO, is also with me on the call today.

Our first quarter results continue to demonstrate the progress we’re making here at STAAR. The results for the first four months are even more encouraging and we have no plans of turning back to the days of red ink.  We achieved a significant milestone during the quarter and did so a quarter earlier than we had thought at the beginning of the year.  STAAR Surgical generated net income from continuing operation.  This was our first profitable quarter at the continuing operations line since the third quarter of 2000.  Net income from continuing operations totaled $300,000 or a penny per share.  Yes, I know some of you may be saying “It’s only 300,000.  So Caldwell, don’t get too excited.”  For you, I must apologize as we are excited.  It symbolizes a lot more here as it’s been a goal shared by all of our employees in the past year.  It’s been a long tough road and a long time coming - over 10 years.  This achievement also confirms to us that our strategies are working, and helps to build our confidence about the future.

I want to first thank and congratulate our employees.  They’ve heard for several years that STAAR would not be in business much longer and their jobs would be gone.  I want to thank our loyal customers who’ve been told by competition they need to switch their STAAR product out now.  Finally, I’d like to thank our key investors who have hung in there with us through some very tough times because you believe in the technology.  You’ve all been down this long and tough road and most of you have been on it much longer than I - thank you.

I also want to comment on the outstanding effort by our business unit in Japan during the unprecedented situation they faced during the first quarter.  Not only did they keep our operation up and running throughout this challenging period, but their profitability was at its highest level since 1999.  Manufacturing and marketing there is fully operational.  Revenues in Japan for the quarter increased 18% in US dollars and 6% in local currency.  I’d like to congratulate the President of STAAR Japan, Mr. Kamijo - affectionately known here as Joe - and all of our employees there for their unparalleled commitment and persistence during this period.

Now let’s turn to our 2011 metric.

Our first metric is double-digit revenue growth.  We missed, as we fell short with our revenue increase at 8% in the quarter.  The increase was driven by a 10% growth in our core ICL and IOL product line.   During this call there will be a few times when we update you on more current trends - this does not indicate anything in regard to final results for the second quarter as there’s still nine weeks remaining - it’s rather intended only to give you a better understanding of where we are through the first four months of the year.  This is one of those times during the call.  As an update I’m happy to report, through the four month period, our revenues have increased by 10% compared to prior year four-month resultS.

Our second metric is 25% growth in sales of Visian ICL.  We also missed this metric, as we fell short with a growth rate of 18% during the first quarter.  We did, however, experience 26% ICL growth in our international markets for the quarter driven by market share gains with the Visian Toric ICL and the expanded treatment ranges with the V4b.  We can take another glimpse forward, as through the first four months I’m pleased to report we’re now ahead of prior year’s sales by precisely 24.48%.  I think it’s fair to say we’re basically there through the four month period - still not for the quarter.  The gross margin continues to show improvement and increased to nearly 65% in the first quarter.  We’re on target to reach our metric of 66% for the full year.  Deborah will go into more detail later.

Our last metric was to achieve profitability, which we did of course accomplish during the quarter and expect to improve in the quarters ahead.

To summarize, the achievement of our first profitable quarter in over 10 years was a critical milestone.  We expect improved profitability throughout the year and we’re solidly on track to achieve our other financial metrics for 2011.  I don’t know when I felt so good while only achieving 50% of our objective.

Now I’d like to turn the call over to Deborah for a more in-depth review of the first quarter results. Deborah?

Deborah Andrews:	Thanks, Barry. Good afternoon, everyone. I’ll focus my comments today on the key financial highlights of the quarter, revenue, gross profit margins, operating expenses and cash.

On the revenue side, our success was driven by growth in sales of our higher margin core ICL and premium priced IOL product.  Visian ICL sales established a new quarterly record of 6.9 million.  Sales of the Visian ICL represented over 46% of total sales in the quarter.  International sales of the Visian ICL increased 26% over the prior year’s first quarter, driven by revenue from the Toric ICL and the new V4b ICL model.  Toric ICL market share continues to grow.  Currently available in approximately 45 markets, the Toric ICL represented 54% total ICL sales in those markets in the first quarter compared with 48% in the first quarter of 2010.  In the markets where the V4b ICL is available, we experienced an 8% growth driven by new segments opened up by the expanded treatment ranges.  As an update, through April, we are marketing the V4b in 23 of the 25 markets in which it is approved.  In these markets, 76% of the ICL sales have been converted to V4b and nine of the 25 markets are 100% converted.

Sales of ICLs in the US decreased 7% compared to the prior year’s first quarter.  Contrary to recent trends, the decline this quarter was due to a drop in sales to the military, offset by a 12% increase in civilian sales, our non-military segment, which is driven by the economic environment.  As a result of what we’re seeing in the US consumer or civilian markets, we believe that the US market for ICL procedures is showing signs of recovery.

IOL sales grew 4% during the quarter to 7.1 million.  The increase was due to an 11% increase in preloaded IOLs in international markets.  Sales of IOLs in Japan increased 19%.

Gross margin for the quarter increased to 64.8% from 64.1% in the first quarter of 2010.  This is the highest gross margin achieved since 1999.  The margin expansion was due to the improved mix of ICL sales as a percentage of total sales as well as expanded gross margins in our IOL product.  The margin reflects the continuous improvement over prior year and also fourth quarter of 2010.

SG&A expense increased 8% over the year-ago period.  Key factors in the increase were increased marketing and selling expense related to our efforts to expand awareness and drive sales of STAAR’s ICL and IOL offerings as well as higher bonus accruals for 2011.

Finally, during the quarter, we generated cash from operations of $550,000 and ended the first quarter with 10.4 million in cash, cash equivalents and restricted cash on the balance sheet.  It’s important to note that during the first quarter we paid out approximately 500,000 more in cash bonuses than in prior year, in part due to the timing of payment, but also as we increased the cash component of bonus payments to 75% with the remaining 25% paid in equity.  In 2011 it is our intent that bonuses will be 100% cash-based.  Now that we’ve achieved profitability, we anticipate our cash from operations will continue to grow.

Now, I’d like to turn the call back over to Barry.

Barry Caldwell:	Thank you, Deborah. I’d like to provide a few additional comments on some of our key regulatory and marketing initiatives.

First, let’s talk about regulatory updates and approvals.

Over the past year and a half, I’ve focused a lot on keeping you updated with facts and color behind our pursuit for approval of the Visian Toric ICL in the US.  Clearly, it’s an important step for us.  However, since 75% of our business is outside the US, we continue to work on areas which have generated increasing levels of operational and financial success.  The lack of approval in the US has not stopped us from becoming profitable, nor from establishing a business which is growing market share against some very tough competitors.  We believe we will get approval, but I cannot tell you what day or month that will be.  When we do, it will still be another important step in our progress.  As an update, we did give the FDA a document on April 22nd, which we believe will be helpful for their understanding of the various patient counts for each clinical evaluation period during the original trial.  This was a topic of our last discussion.  In Japan, we plan to submit a response to PMDA on questions they have on the Toric ICL submission next week.  We would also expect a Good Clinical Practices (or GCP) audit during the second half of this year.

Now, to the two very important CE Mark approvals we’ve received in the past 10 days.  The nanoFLEX IOL is a premium product for cataract patients.  It is manufactured with our proprietary Collamer lens material - that’s the same material as our Visian ICL.  The approval of the nanoFLEX positions us to extend our global IOL strategy to drive higher margin premium products in Europe and other markets throughout the world.  In addition to the higher price commanded by the product, we anticipate that the increased volume will allow us to reduce our production cost.  We’re currently pursuing an approval of the nanoFLEX Toric IOL in Europe which would allow us to leverage the strength of both IOLs to enter new markets profitably, which we cannot address today.  Our global IOL strategy is to build a foundation with the nanoFLEX, nanoFLEX II, nanoFLEX Toric and preloaded silicon globally in the near term.  We will then put the nanoFLEX product into a new preloaded injector system, which our R&D department is currently working.  We will also continue to market the preloaded silicon—I’m sorry - the preloaded single piece and three piece acrylic IOLs outside the US.

Now, I’d like to discuss the CE Mark approval for the Visian ICL and Toric ICL V4c model.  This is extremely important for STAAR because it offers surgeons significant advantages in terms of time and cost savings.  The V4c design incorporates a proprietary port in the center of the ICL optic that optimizes the flow of fluid within the eye, thus eliminating the need for the surgeons to perform a YAG peripheral iridotomy procedure days before the ICL implant.  The result is more patient comfort and more patient convenience, efficient experience for both the patient and the surgeon.

To put this in perspective of the surgeon and his or her staff, it means one less appointment to make, one less procedure to perform for the same economic consideration.  For the patient, it’s one less appointment to keep and one less procedure to undergo before having the Visian ICL implant.  So imagine that you are Dr. Jong-Ho Lee in Korea, whom I visited two weeks ago.  He’s one of the leading ICL implant surgeons in the world, doing between 500 and 600 ICL procedures per month during the peak season.  Yes, I meant to say per month.  He was ecstatic when he learned about the V4c because it would eliminate between 250 and 300 patient visits a month that his office won’t have to schedule and procedures he won’t have to perform.  This equates to much more convenience for the patient and a huge cost savings to the surgeon.  We believe the V4c will help us significantly grow our share of the refractive market and also contribute to our expanding gross margin.

Now an update on the second phase of our direct-to-consumer advertising campaign for the Visian ICL launch during the first quarter.  You’ll recall that the second phase of the plan consists of 30 second commercial spots that were being tested at movie theaters in three US markets.  With four weeks of data, we continue to learn more on the potential impact of these direct-to-consumer efforts.  We’ve had over 300 new hits on our website from this campaign.  We’re tracking those who registered to see how long it takes to make a decision on a refractive procedure.  Also while in Korea last month, our distributor, Woo Jeon, shared an update on their latest direct-to-consumer plan.  They plan to begin a new movie theater consumer ad campaign different from the one we’re showing in the US, which will start in June - that’s the beginning of their peak summer season.

Looking ahead, we’re extremely optimistic about 2011.  The recent regulatory approvals in Europe will help us increase our revenue and generate improved profitability.  Our product pipeline for ICLs and IOLs is quite strong.  We’re very focused on making our operations more effective and efficient while we grow our revenue.  Deborah and I will be at the Benchmark One-on-One Investor Conference in Milwaukee next Thursday, May the 12th.  We’ll also be visiting the investors with Stephens [ph] in St. Louis, Kansas City and New York City the following week of May 17th and 18th.

To conclude, I’d like to summarize the current position of STAAR.  Our first quarter accomplishment, the current trends - which are even more encouraging - and the continuous improvement in our financial and operational results are evident that our strategies are working.  STAAR today is growing revenues at a 10% rate, of which our most profitable product, the ICL, is growing at a 24.48% rate.  Our gross margins are the best they’ve been in 12 years.  We’re making profit evidenced by our net income and income from continuing operations - a first in over 10 years.  We have no debt.  We’re generating cash and have over $10 million currently.  Our product pipeline in both R&D and regulatory is strong.

With that, I think we’re ready for questions. Operator, could you please open the line?

Operator:
Thank you, sir.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone.  If you’d like to withdraw your question, press the star, followed by the two.  If you’re using speaker equipment, you’ll need to lift the handset before making your selection.  We ask that you please limit yourselves to one question and one follow-up and then please get back in the queue.

And our first question comes from the line of Chris Cooley with Stephens. Please go ahead.

Chris Cooley:	Thank you. Can you hear me okay?

Barry Caldwell:	Hi, Chris.

Chris Cooley:	Hey. Congratulations on your quarter and achieving profitability.

Barry Caldwell:	Thank you.

Chris Cooley:
I guess two questions then.  First, just a little surprised when I look at the growth or the lack thereof in Korea during the quarter.  Historically a strong operator there for you - I wanted to know if there was any additional color you might provide regarding the operations during the quarter in that specific geography and maybe, you know, why you are confident that that bounces back to, you know, growth on a year-over-year basis going forward?  And my second question was just trying to get a little bit better understanding about the IOL business.  In the core cataract [inaudible] this is I believe the second quarter now where you’ve talked about price increases in the category but the rate of growth really isn’t’ accelerating here so I’m assuming unit growth is softer over the last two periods.  Help me kind of get a better understanding of kind of how you see that evolving as we go through the first half of this year and into the back half.  Thank you.

Barry Caldwell:
Sure, okay.  Let me go into the first question concerning Korea and that market, what’s going on there.  It’s fortunate that I—as I said earlier had just been Korea for 3.5 full days there so I’d got a good opportunity to see exactly what’s going on in that market.  The Korean purchases, you have to really look at over a longer period than just quarter to quarter.  It’s really not fair to look at it that way because of the way their peak seasons run.  So they typically have a peak season during the first quarter and the third quarter, so typically you’ll see them purchase more in the fourth quarter and the second quarter in anticipation before those peaks happen.  In visiting with our distributor, they sold more or they shipped more ICLs to surgeons during the first quarter of 2011 than they did in 2010.  So they were using part of the inventory they had built fourth quarter.  They’ve given us their forecast for second quarter and that would anticipate they might even have to order more based upon their promotional plans, as I’d suggested.  But they are very confident about what’s going on in the market.  I had an opportunity to speak to about 50 ICL surgeons at a dinner in Korea, very well done by our distributor, Woo Jeon, and they were very excited.  As a matter of fact, after I spoke for about 20 minutes, the first surgeon asked to speak to the group in Korean, and he went on for five minutes, and the translator gave me of course what he was saying, but it was all praise about the V4c and what that can mean to their market.  So despite the 7% decline in their purchases from us during the first quarter, I’m very confident in what’s going on in Korea and the fact that we’ll continue to gain market share this year and in the coming year.

Now of course your second question’s in regard to IOL business, and I guess your question suggests that it’s really around the US market.

Chris Cooley:	Correct.

Barry Caldwell:
Okay.  Well certainly, you know, our—we were—and I think a lot of people are concerned about the impact of NTIOL - and clearly in our premium products it did not adversely affect but as we’ve continued to say, some of our lower gross margin IOL product, particularly in the silicon line, we are just not going down the pricing levels perhaps that others are willing to do.  And so some of that business from a unit perspective, as you say, yes, that’s going down, but we’re replacing it with a higher margin premium type product like the nanoFLEX and our Toric IOL.  So we’re confident in that strategy at the end of the day that it’s going to win and we’re also confident that with the foundations we’re laying and the products coming that our unit increases will also come as we increase the better selling products that we’re focused on.

Chris Cooley:
So if I understand you from the latter [ph] one if I could just—just to clarify, I mean obviously, you know, the competitor’s been very aggressive in terms of pricing on core IOLs here in the States, and it sounds like you’re just not willing to match that price point, you’re going to focus on the premium [inaudible] that you have, in particular the nanoFLEX, correct?

Barry Caldwell:	Absolutely.

Chris Cooley:	Okay.

Barry Caldwell:	And in some of those markets where it’s heavy [ph] silicon at low price, we’re just not focusing on those products at all.

Chris Cooley:	Understood. Thank you very much.

Barry Caldwell:	Thank you.

Operator:	Our next question comes from the line of Raymond Meyers with the Benchmark Company. Please go ahead.

Raymond Meyers:	Yes, thank you, and again congratulations on the accomplishment.

Barry Caldwell:	Thank you, Ray.

Raymond Meyers:
I have kind of a two-part question.  I would like to touch on the economics to STAAR of the Version 4c, Version 4b of the ICLs - how, what are the margins of ICLs in general?  And then how do those change with these other products as well as discuss unit cost, how do those—are those going to increase—or unit pricing I should say, will those increase with the latest version of the product?  And then, discuss the percentage of sales in some of your international markets that are comprised of these higher margin ICLs?

Barry Caldwell:
Okay.  First of all concerning the V4b, which as Deborah said, is currently in 23 of the five—of 25 markets in which its approved as we rolled it out since the end of last year - you may recall that we did announce some pricing trials or strategies in regards to the V4b with the lower range myopic product, for example, below the -3 down to -0.5 diopter range, we’ve actually lowered the cost to our distributor hoping that that would then—that they would pass that along to the surgeons to make it—the price differential for an ICL versus LASIK in the lower range more competitive.  We’re continuing to experiment with that model.  As Deborah said, during the first quarter we experienced an 8% growth in the expanded range, and that’s the specific range I’m talking about where we’ve lowered the price.  Our—we did also raise the price in some of the higher diopter ranges, -10, -11, etcetera, above.  So we are experimenting with the pricing in terms of how that rolls out.  In the US market, I believe we have a price increase that’s going to go in place June 1st.  We’ve not yet determined what we’re going to do in terms of pricing, if anything, with the V4c as we start to roll that product out.

Just overall, I think it’s fair to say, as, you know, we participate in a lot of different markets and a lot of those markets are distributor markets but as we look at the top 10 markets on which we focus, we’ve said those combined gross margins are in the 80% plus range - and that’s where our focus continues to be.

Did I answer that question?

Raymond Meyers:
Yes, and then maybe just tying it to your—some of your fastest growing markets are China, Japan and then there’s this category called ‘other’.  There’s this country called other that represents a third of your total sales and it’s your fastest growing market - what is so special about these other markets and why are they growing so fast?

Barry Caldwell:
You know, one of the things you do have to be careful about the other markets is that, you know, they can be some smaller markets and they can pop up one quarter but then not reappear much the rest of the year.  So our main focus are on those top 10 countries.  Now some of that growth does fall into the other category.  For example, India would be one of those which I think we stated that we experienced during the first quarter continued very strong growth in China, in India, also in the Middle East - those are countries that would fall into, except for China, they would fall into that other category.  So we remain focused on those top 10.  Other markets that happen to come in and help out, that’s good, but our focus is really to stay on those top 10s with those margins of which I spoke.

Raymond Meyers:	And it’s interesting that your growth in the other markets is faster than your top 10 - is there—on the one hand that represents an opportunity but what does that say about where you’re focusing?

Barry Caldwell:	No, no, no, no, Ray. In the other category are several of the top 10 countries.

Raymond Meyers:	Oh, I see. Beyond the top three or four.

Barry Caldwell:	Right, exactly.

Raymond Meyers:	Right. Thank you.

Operator:
Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  As a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection.

And our next question comes from the line of Larry Haimovich with HMTC. Please go ahead.

Larry Haimovich:	Hey, Barry. Congratulations on the positive operating results. You know I’ve followed STAAR for a long time - this is quite an achievement.

Barry Caldwell:	Thank you, Larry. It’s much appreciated.

Larry Haimovich:
Thanks.  So, I know that you—I think it was about a year or a year and a half where you made a change with the sales management - bring us up-to-date on sales, turnover sales trends, how you’re feeling about the sales force these days?

Barry Caldwell:
Well you’re exactly right in that a year ago on this call we announced that we were going to organize in the three different regions in the country.  Since then, we’ve also brought on Don Todd as President of our Asia-Pacific region and Hans Blickensdoerfer is focused on the European market.  And I would say too, with Don Fagen and Robin Hughes in North America, that that group is just really working extremely well together.  You know, clearly better here at STAAR since I’ve been here.  We’re sharing strategies, we’re working on successful tactics together, what works here, what works there.  The added focus that having Don Todd just focused on Asia-Pacific and Hans just focused in Europe, is really starting to show dividends and also showing the opportunity.  Hans, I spent two hours with Hans on Friday morning and he was telling me that in Spain, which we knew, but in Spain the opportunities are much more for us than we had anticipated.  And we talked about a firm there who has 24 centers in several countries, most of them in Spain, but the opportunities we have there in terms of ICLs - almost like a little Shinagawa, if you would -and I’m speaking to the opportunity in Tokyo, Japan that Don Todd’s working on.  So I’m very pleased with the organizational changes, the organizational structure, and also I’m even more pleased with how well they’re working together and coordinating efforts.

Larry Haimovich:
Great.  And what about US sales force, Barry, in terms of turnover, stability and—because obviously the sales force with all the upheavals a couple of years ago is fairly new - what’s been some of the things you’re seeing there?

Barry Caldwell:
Well we did last year in the US sales organization when we brought Don Fagen on board as Vice President of Sales for North America, we did hire six new direct reps in the US and we’re watching very closely their progress and in terms of when we get a return on that investment.

Larry Haimovich:	Mm-hmm.

Barry Caldwell:	There’s been very little turnover in the US. There’s been no turnover in the US direct organization. There’s only been a few turnovers in the past year in our independent organization.

Larry Haimovich:	Mm-hmm.

Barry Caldwell:
So we feel very good about the reps that we have.  We’re very fortunate that the six new reps we hired, they were quite experienced in the ophthalmic field, and also evidenced by the fact that our nanoFLEX is hanging in there strong, despite what happened during the third quarter and we think, you know, the climate had something to do, the weather had something to do with first quarter results.  But through fourth quarter our nanoFLEX is back up and growing.  The average selling price has gone up.  Our Toric IOLs are growing.  Both of those are at premium price, good margin opportunities for us, you know that about a year ago weren’t growing.

Larry Haimovich:	Right. I’ll jump back in queue. Thanks.

Barry Caldwell:	Thank you.

Operator:	And our next question is a follow-up from the line of Chris Cooley with Stephens. Please go ahead.

Chris Cooley:
Yes, thank you for taking the follow-up questions.  Barry, if I might, two quickies.  First, just if we think about the IOL business, maybe I missed this, and apologize for this afternoon, but did you give just an underlying run rate for the nanoFLEX either for the four month period as you referenced for both the Visian product and also the total corporate growth?  I’m just trying to kind of parse that IOL number a little bit, and more so here trying to think about is your core going forward growing relative to the decline on the silicone side?  And then in your guidance you’ve talked about achieving profitability on a GAAP basis in three of the four quarters, I think it was kind of an implicit assumption that the eye of the needle for you was this first calendar quarter - is the assumption to remain GAAP profitable now for the balance of the year or do you maintain it here at three of the four quarters?  Thank you.

Barry Caldwell:
Yes, Chris, concerning the IOL business, then again I think your question’s more directed towards the US.  We did take a look at the nanoFLEX sales through the four month period so we could report on that.  Given that there has been evidence that the US IOL market in the first quarter did have some issues related to it concerning both weather, the inclement weather in particular in certain regions of the US, and also because of the impact of NTIOL going away during February.  So that’s why we’ve looked at it through not just the three months but four month period.  And, you know, as I said, our nanoFLEX, no, we didn’t say how much it’s growing but through four months it is growing.  We’ll be happy to report on that through the second quarter.  And also we did say that the price has gone up from what it was a year ago which is also a plus given the environment of the NTIOL having gone away, and our continuing position of that product as you saw during the ASCRS.…

Chris Cooley:
Barry, if I could push it there a little bit though.  Just in the first quarter on the nanoFLEX, would we assume then that that growth rate is significantly above the aggregate for the company as it was reported for the quarter or—I’m just trying to get a feel for maybe just the March quarter.

Barry Caldwell:	Well I think what we said in the US that it was basically flat for the quarter.

Chris Cooley:	Okay, but if I think about it then globally?

Barry Caldwell:	For the three months and through the four months we’re seeing it’s up.

Chris Cooley:	But if I think about it globally for the quarter?

Barry Caldwell:	I did not look at nanoFLEX globally. I just looked at the US because I was particularly interested in what impact there was from the first quarter statements about weather affecting procedures.

Chris Cooley:	Understood.

Barry Caldwell:
And then your second question was regarding profitability.  You’re right that when we set the metric we said three out of four quarters because we did acknowledge that first quarter is the toughest quarter but we said we were still, you know, got to try to make profit first quarter, which we did, so for the remaining three quarters of the year our focus will be to create profit all of those quarters and for the full year.

Chris Cooley:	Okay, super. Thank you so much.

Barry Caldwell:	Thank you.

Operator:	Our next question comes from the line of Bruce Jackson at Morgan Joseph TriArtisan. Please go ahead.

Bruce Jackson:	Hi, thanks for taking my questions. Was there any exchange impact with the sales from Korea?

Deborah Andrews:	No, I believe they buy in dollars.

Bruce Jackson:	And then, you had a little bit of an FX gain this quarter - do you have any view on how the foreign exchange impact might play out over the rest of this year?

Deborah Andrews:
You know, this is really hard to predict, Bruce.  You know, I don’t expect it—you know, I don’t really expect it to get worse than it’s been or stronger than its been relative to the dollar but, you know, I also didn’t expect it to drop below 80.

Bruce Jackson:	Okay, so...

Deborah Andrews:	The biggest exposure that you’re talking about, the FX that we’re talking about is all in Japan at the moment.

Bruce Jackson:	Okay, and then—so basically the assumption we’re making is that the exchange rates are going to move forward at roughly this rate for the yen.

Deborah Andrews:	Yes, that’s the assumption that I’d make.

Bruce Jackson:	Okay, great. Thank you.

Operator:	Our next question is a follow-up from the line of Larry Haimovich with HMTC. Please go ahead.

Larry Haimovich:
Barry, the military sales of ICL obviously were down, you’d mentioned that - do you have any way of gating what that might look like as we go-forward for the rest of the year?  Is that going to be temporary or do you think it’s more permanent?

Barry Caldwell:
Yes, great question - and thank you for that because it gives me an opportunity to comment on a couple of individuals and thank them for their service.  The two specific surgeons who have been very high on the ICL technology - one is Scott Barnes at—in the Carolinas at Fort Hood, whom has taken a position in Afghanistan for a six-month period.  It’s a very high position in the military and obviously one that keeps him away from his family but it’s one that he’ll be back the second half of this year.  The second one is Greg Parkhurst from Fort Hood, and Greg is going into private practice in the State of Arkansas.  First of all, I’d like to thank both of those individuals for their service.  Both just super individuals and we would expect Scott back in the second half of the year and back to doing procedures.  But we also have others that are moving to different facilities and being trained and I would expect the second half of the year that, you know, we’d be back close to on pace of what we’ve done in the military segment.

Larry Haimovich:	So this is much more temporary than permanent, the decline, do you think.

Barry Caldwell:	Yes, right. And hopefully, you know, some of the movement to the civilian market will help on that side too.

Larry Haimovich:	What percent again, Barry, is military of the total domestic ICL?

Barry Caldwell:	I believe last year was right at about 25% of our US business.

Larry Haimovich:	Mm-hmm. Okay. And this year it has obviously less.

Barry Caldwell:	Right.

Larry Haimovich:	Yes. Okay, thanks.

Barry Caldwell:	Thank you.

Operator:	Our next question comes from the line of Rick D’Auteil with Columbia Management. Please go ahead.

Rick D’Auteil:
Yes, my congratulations on the quarter too.  Just a follow-up – this goes, dates back and I may have the wrong terminology but the manufacturing consolidation, maybe you can give us an update.  What you would call that, centers of excellence or something like that?

Barry Caldwell:	Yes, you’ve got it right, Rick, and thanks for your congratulations. Coming from you that means a lot.

Rick D’Auteil:	I’m a tough grader. I’m a tough grader.

Barry Caldwell:
You’re a tough trader and given the first time I met you after two weeks on the job so...  But, yes, we are working on a plan to consolidate manufacturing, at least to become a more efficient cost producer of our products.  We have a project underway that our senior managers are involved with with outside consultants and we had originally planned to present that plan to the Board at our last meeting but we will present it at this meeting on May 27th.  You know, overall, as you know, we still have four manufacturing facilities.  We’ve changed some of the product mix of them based upon that centers of excellence concept but eventually the idea will be to try to lower the number of facilities that we have and consolidate in a way to make us more cost effective.

Rick D’Auteil:	Okay, thank you.

Barry Caldwell:	Thank you, Rick.

Operator:	Our next question is a follow-up from the line of Raymond Meyers with Benchmark. Please go ahead.

Raymond Meyers:
Thank you.  What changed, Barry, relative to your guidance earlier in the year where you were not confident that you’d be profitable for the first quarter, and then you were?  What specifically was better than expected in your mind.

Barry Caldwell:
Well, you know, I think overall first quarter has historically with STAAR, we’ve had some pretty high cost.  And so overcoming those was probably the biggest thing, at least in my mind, in terms of what we had to overcome.  I think also particularly knowing some of the things that were happening around the world and what’s happening in Japan, but as you can see Japan really came through in a much, much better position than we had anticipated for the year.  I think also we’ve made more progress in Japan in terms of headcount than we had originally suspected.  And going back to a little bit of reference to Rick’s question, you know, when STAAR Japan, or I should say Canon STAAR, when that became a part of STAAR, totally, we had about 135 headcount in Japan.  We’ve now gotten that down 79, so we’ve made a lot of progress there and that was very helpful.  But overall I think, you know, the expenses didn’t come in as high as we thought and some of the other things came in a little bit better than we had originally thought.

Raymond Meyers:	Great, and that’s sustainable or do you think expenses would rebound in Q2 or...

Barry Caldwell:	Well the one-time expenses that hit in—hit Q1 typically they’re only one-time during the quarter.

Deborah Andrews:	Well, and remember we don’t have the expenses associated with Australia going forward.

Barry Caldwell:	Right.

Raymond Meyers:
Okay, excellent.  And then you did touch upon Japan and you mentioned Shinagawa in relation to Spain - can you give us an update or do you want to give us an update on progress in Shinagawa, when we might see some increased sales in Japan through those efforts?

Barry Caldwell:
Yes, we did do the staff training at Shinagawa in preparation for the ICL and we have physician training that takes place next month.  So, you know, we should start to see some impact in the second half of this year.

Raymond Meyers:	And can you give a rough forecast of what kind of annualized revenue you might get, say, one, two, three years out from a contract like that?

Barry Caldwell:
Well, the answer is no - I started to but the number of procedures that Shinagawa does is probably proprietary to them but it’s a big number and I think whatever that number would be that we think there’s probably about at least a 10% rate of patients there that are not candidates for LASIK that could easily be converted to be candidates for the ICL.

Raymond Meyers:	Excellent. Thank you.

Barry Caldwell:	Thank you.

Operator:	Thank you. There are no further questions in queue. I’d like to turn the call back over to management for closing remarks.

Barry Caldwell:
Great.  Thank you very much, Operator, and thank all of you on the call today.  And again, remind you that we’ll be at the Benchmark Conference on May 12th.  If you’d like to visit with us there, please call us to set up an appointment, or likewise, May 17th or 18th we’ll be with Stephens in St. Louis, Kansas City and New York City.  Thank you very much and we look forward to reporting to you on our second quarter progress.  Good-night.

Operator:
Thank you.  Ladies and gentlemen, that does conclude our conference for today.  If you’d like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030, and enter the access code of 4434620.  We’d like thank you for your participation.  You may now disconnect.

END